Exhibit 10.8

VWR MANAGEMENT SERVICES LLC

Building One, Suite 200

P.O. Box 6660, One Hundred Matsonford Road

Radnor, PA 19087

December 20, 2010

George Van Kula

537 County Line Road

Radnor, PA 19087

RE:	Amended and Restated Employment Letter

Dear George:

The following are the amended and restated terms of your employment with VWR Management Services LLC, effective as of the date hereof, under which you will provide services to VWR International, LLC and its various affiliates, including its parent companies. As used herein, “VWR” shall collectively refer to VWR Management Services LLC, VWR International, LLC and all of their various affiliates.

Position:	Senior Vice President, General Counsel and Secretary.

Base Salary:	$427,344 per year, payable in installments on VWR’s regular payroll dates.

Duties:	Those duties performed by you as of immediately prior to the date of this Agreement.

Reporting:	You will report solely and directly to John Ballbach.

Office Location:	Your office will be located in Radnor, PA.

Annual Bonus:	You will be eligible to participate in VWR’s Management Incentive Program (MIP) with a target bonus of 75% of base salary.

Benefits:	You will be entitled to participate in all vacation, health, welfare and other similar benefits available to senior executives of VWR. You will be entitled to five weeks of vacation annually.

Severance/Restrictive Covenants:

If your employment with VWR is terminated (i) by VWR without Cause (as defined on Annex 1) or (ii) by you for Good Reason (as defined on Annex 1), you will be entitled to receive (A) an aggregate amount equal to one and a half times the sum of your base salary then in effect and your target bonus for the year in which such termination occurs, payable in equal installments on VWR’s regular payroll dates during a period of twelve months after such termination and (B) continued health benefits for a period of twelve months after such termination. The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination. You agree to be subject to those restrictions set forth on Annex 1 attached hereto, which are a part of this letter agreement (the “Employee Covenants”).

If you incur a Disability (as defined on Annex 1), you will be entitled to receive a lump-sum payment, as soon as practicable following your Disability but in no event later than March 15 of the calendar year following the calendar year in which such Disability is incurred, in an amount equal to the target amount of your bonus for the year in which such Disability is incurred, prorated for the portion of such year during which you were employed with VWR. In addition, you shall be entitled to receive payments of your base salary until payments to you under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of your termination of employment.

If your employment with VWR is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to receive a lump-sum payment as soon as practicable following your death but in no event later than March 15 of the calendar year following the calendar year in which your death occurs, in an amount equal to the target amount of your bonus for the year in which your death occurs, prorated for the portion of such year during which you were employed with VWR.

You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with VWR for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with VWR on account of any compensation attributable to any employment subsequent to your employment with VWR. Either you or VWR may terminate your employment with VWR at any time.

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Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation or benefits from VWR after termination of your employment with VWR, except as otherwise specifically provided for in VWR’s employee benefit plans or as otherwise expressly required by applicable law.

Notwithstanding anything herein to the contrary, if any payments due hereunder would subject you to any tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of your characterization as a “specified employee” of VWR (within the meaning of Treasury Regulation Section 1.409A-1(i)), then such payments that would otherwise cause such taxation shall be payable in a single lump sum on the first business day that is six months following your “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), and any remaining payments will be made in accordance with the foregoing provisions of this section.

Legal Fees:

In the event of a contest between you and VWR regarding a breach or alleged breach of this Agreement in which you substantially prevail, then VWR agrees to pay (within ten business days of receipt of an invoice from you), all reasonable legal fees and expenses that you have incurred as a result of such contest.

Personal Services Agreement:	The Personal Services, Confidentiality and Inventions Agreement that you previously executed, in the form attached hereto as Exhibit A, shall remain in full force and effect.

Entire Agreement:

This letter agreement, (including any Annexes attached hereto) and the Personal Services, Confidentiality and Inventions Agreement referenced above set forth the entire understanding between you and VWR with respect to the subject matter hereof and thereof, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between you and VWR, which shall terminate and be of no further effect upon the execution of this letter agreement.

Tax and Financial Planning Services:	You will be provided a personal executive financial advisor by VWR to assist you with financial and estate planning, asset management, tax planning and preparation.

Code Section 409A:

This Letter Agreement will be interpreted to avoid any tax under §409A of the Code. For purposes of §409A, each payment made under this Letter Agreement will be treated as a separate payment. With respect to any reimbursements provided under this Letter Agreement that are subject to §409A, (i) the reimbursement set forth under “Legal Fees” applies only to the eligible amounts that are incurred during your lifetime, and (ii) the amount of expenses eligible for reimbursement during a calendar year cannot affect the expenses eligible for reimbursement in any other calendar year.

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VWR MANAGEMENT SERVICES LLC
By: VWR International, LLC, its sole member

By:	/s/ John M. Ballbach
Name:	John M. Ballbach,
Title:	Chairman, President and CEO

Accepted and Agreed

/s/ George Van Kula
George Van Kula

Date:	12/6/10

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Exhibit A—Personal Services, Confidentiality and Inventions Agreement

See Attached.

VWR International, Inc.

PERSONAL SERVICES, CONFIDENTIALITY AND INVENTIONS AGREEMENT

THIS AGREEMENT (this “Agreement”) is between VWR International, Inc., presently headquartered at 1310 Goshen Parkway, West Chester, Pennsylvania, 19380 (“VWR”) and George Van Kula (“Executive” or “I”) who is employed by VWR.

VWR’s sound business policy requires that its trade secrets, technical and non-technical know-how, business knowledge, plans, systems, business methods, business records and customer relations to be protected and not utilized by any person or firm who competes or wants to compete with VWR. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive in the event of termination of his/her employment with VWR.

In consideration of and as part of the terms of employment by VWR, it is agreed as follows:

1.

Compensation and Benefits. Executive shall be entitled to a salary, annual bonus and other monetary compensation, which shall be established by VWR at the inception of employment, and may be periodically thereafter adjusted for increase only. Executive shall also be entitled to participate in various VWR employee benefit plans (for example, health insurance, retirement, and the like), in accordance with the participation requirements of said plans, and nothing contained herein shall confer benefit eligibility which is in any manner inconsistent with the terms of the benefit plans.

2.

Executive’s General Obligations; Conflicts of Interest. During my employment with VWR, I agree to devote substantially all my working time during normal business hours to VWR. During my employment with VWR, I agree to use my best efforts to perform the duties associated with my position and title with VWR as VWR may direct, not to engage in any other business or activity the nature of which shall be determined by VWR to be competitive with VWR, its suppliers or its customers and to comply with any Conflict of Interest Policy of VWR; provided that, with the approval of VWR, which such approval shall not be unreasonably delayed or withheld, I may serve on the board of directors of one public company. I further agree to conform to all VWR policies, practices, and procedures, to the extent such policies, practices and procedures have been provided to me in writing, as well as lawful directions of VWR and/or its affiliates as to performance of services for VWR, to the extent that the same are consistent with my position and title with VWR.

3.

No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for VWR or to perform such activities as shall be required from time to time by VWR.

4.

Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or proprietary rights agreement I might have signed in connection with any such employer, person or entity.

5.

Non-Disclosure of Information. I recognize that, in the performance of my duties with VWR, Confidential Information belonging to VWR will come into my possession, including, without limitation, information regarding business methods, plan, systems, customer lists and customer relations, vendor lists and vendor relations, cost and pricing information, distribution and logistical information, and other information relating to the business of VWR that is not known to the general public. I recognize that the business of VWR is materially dependent upon the relationship between VWR and its customers who are serviced by its associates and that VWR has and will entrust me with Confidential Information, that must remain the property of VWR. As used in this Agreement, “Confidential Information” shall mean the trade secrets, technical and non-technical know-how, technical and business knowledge and information, plans and systems, business methods, customer lists and customer relations of VWR, including but not limited to research, development, manufacturing, purchasing, accounting, data processing, engineering, marketing, merchandising, selling and invoicing, which information is acquired from or through VWR during the course of my employment by VWR. “Confidential Information” shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. I agree that I will not at any time hereafter disclose Confidential Information to third parties or use Confidential Information for any purpose other than to further VWR’s business, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

6.

Assignment of Inventions. I will make prompt and full disclosure to VWR, will hold in trust for the sole benefit of VWR, and will assign, exclusively to VWR all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of VWR. I hereby waive and quitclaim to VWR any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to VWR.

My obligation to assign shall not apply to any Invention about which I can prove that:

(a)	it was developed entirely on my own time; and

(b)	no equipment, supplies, facility, services, or trade secret information of VWR were used in its development; and

(c)	it does not relate (i) directly to the business of VWR or (ii) to the actual or demonstrably anticipated research or development of VWR; and

(d)	it does not result from any work performed by me for VWR.

7.

Excluded and Licensed Inventions. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with VWR that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at VWR, I incorporate into a VWR product, process, or machine, an Invention owned by me or in which I have an interest, VWR is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that Invention without restriction as to the extent of my ownership or interest.

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8.

Application for Copyrights and Patents. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical condition or for any other reason whatsoever, VWR is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to VWR as stated above, I hereby irrevocably designate and appoint VWR and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at VWR’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

9.

Third Party Information. I recognize that VWR has received and will receive confidential or proprietary information from third parties subject to a duty on VWR’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. This information shall be deemed not to include shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and VWR or its affiliates. During the term of my employment and thereafter I will not disclose nor use such information for the benefit of anyone other than VWR or such third party, or in any manner inconsistent with any agreement between VWR and such third party of which I am made aware, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

10.

Termination. I acknowledge that this Agreement shall not constitute a contract for employment for any specific period of time, and that either VWR or I am free to terminate this Agreement, and employment relationship, “at will,” at any time, with or without cause. I agree that upon termination of this Agreement and my employment, for any or no reason, I will promptly return to VWR all records of Confidential Information, including copies in my possession, and all other physical properties issued to me as an employee, in a reasonable state of function or repair. I will also so return any keys, pass cards, identification cards or other property belonging to VWR.

11.

Non-Waiver. The failure by VWR to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party.

12.

Irreparable Harm. I agree that any proven breach of this Agreement by me would cause irreparable harm to VWR for which monetary damages could not adequately compensate. If VWR proves a breach, irreparable harm shall be presumed and I expressly waive any bonding requirement as a prerequisite to VWR obtaining injunctive relief. VWR can also seek damages.

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13.

Assignability of This Agreement. The services contracted for between VWR and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by VWR to a successor to the business of VWR.

14.

Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, state, and/or federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement.

15.

Other Agreements. This Agreement, together with the letter agreement, dated June 29, 2007, between me and VWR (the “Letter Agreement”), sets forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and VWR, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/or any other subject matter contained in this Agreement or the Letter Agreement. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of VWR, which refers to the specific paragraph of this Agreement intended to be modified, and sets forth, in writing, the specific modification of said paragraph.

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WITNESS WHEREFORE, the parties have executed this Agreement as of the             day of June, 2007.

VWR International, Inc.
Executive – Signature
By:
Its:

Executive – Print Name

Annex 1—Employee Covenants

1. Noncompetition and Nonsolicitation. You acknowledge that in the course of your employment with VWR or any of its Subsidiaries or Affiliates you will become familiar with VWR’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning VWR and such Subsidiaries and Affiliates and that your services will be of special, unique and extraordinary value to VWR and such Subsidiaries and Affiliates. Therefore, you agree that:

(a) Noncompetition. During the Employment Period and for a period of twelve months thereafter, you shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for or enter into employment with any distributor with annual sales revenue exceeding $200,000,000 in the laboratory supplies industry (the “Business”). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation.

(b) Nonsolicitation. During the Employment Period and for a period of eighteen months thereafter, you shall not directly or indirectly (i) induce or attempt to induce any employee of VWR or any of its Subsidiaries or Affiliates to leave the employ of VWR or any such Subsidiary or Affiliate, or in any way interfere with the relationship between VWR or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of VWR or any of its Subsidiaries or Affiliates within 180 days after a Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of VWR or any of its Subsidiaries or Affiliates to cease doing business with VWR or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and VWR or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which VWR or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by VWR or any of its Subsidiaries or Affiliates in the twelve month period immediately preceding a Separation.

(c) Enforcement. If, at the time of enforcement of Section 1 or 2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Annex 1. Therefore, in the event a breach or threatened breach of this Annex 1, VWR or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d) Additional Acknowledgments. You acknowledge that the provisions of Sections 1 and 2 are in consideration of: (i) employment with VWR or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this letter agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 and 2 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of VWR and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal office of VWR or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that VWR and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of VWR’s or any of its Subsidiaries’ or Affiliates’ business and relationships. You agree and acknowledge that the potential harm to VWR and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1 and 2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex 1 and have given careful consideration to the restraints imposed upon you by this Annex 1, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of VWR and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex 1 is reasonable with respect to subject matter, time period and geographical area.

2. Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means VWR’s board of directors.

“Cause” means (i) the conviction of a felony or the commission of fraud with respect to VWR or any of its Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with 15 days’ prior written notice and a reasonable opportunity to remedy such failure and (iii) gross negligence or willful misconduct with respect to VWR or any of its Subsidiaries or Affiliates. “Cause” shall be deemed not to include any act or failure to act, on your part, unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of VWR or any of its respective Affiliates. Any act, or failure to act, based upon authority given pursuant to a direction from the Board or based upon the advice of counsel for VWR or any of its respective Affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of VWR and its Affiliates. Your cessation of employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Board (excluding for this purpose any seat on the Board then held by you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, that Cause exists for the termination of your employment, and specifying the particulars thereof in reasonable detail and (ii) if capable of cure within 30 days, you shall have been given 30 days from the date of the meeting of the Board at which you were given an opportunity, together with counsel, to be heard by the Board to cure the conduct specified by the Board. At any such Board meeting, you shall be automatically recused from participation in such meeting as a member of the Board.

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“Disability” means any physical or mental injury, illness or incapacity as a result of which you are unable to perform the functions of your duties for a continuous period of more than 90 days or for 120 days (whether or not continuous) within a 180 day period, as reasonably determined by the Board in good faith.

“Employment Period” means the period during which you are employed by VWR or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Letter Agreement or another agreement.

“Good Reason” means (i) VWR materially changes your authority, titles, reporting rights or obligations, and/or duties in a manner inconsistent with the position you currently hold or as described in the Letter Agreement, (ii) VWR fails to make any payment to you, or provide you with any benefit, required to be paid or provided to you pursuant to the Letter Agreement, (iii) VWR reduces your base salary and/or bonus entitlement described in your Letter Agreement, (iv) a relocation of your principal place of employment to a location that increases your commuting distance by more than 25 miles, except for travel by you on company business or (v) any successor to the business of VWR fails to assume VWR’s obligations under the Letter Agreement; provided that, in order for your resignation for Good Reason to be effective, written notice of the occurrence any event that constitutes Good Reason must be delivered by you to VWR within 180 days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by VWR within ten (10) days after the date of such written notice by you to VWR.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means you ceasing to be employed by VWR or any of it Subsidiaries or Affiliates for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of VWR.

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3. Miscellaneous.

(a) Applicable Law. This Annex 1 shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

(b) Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the State of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to VWR shall be effective service of process in any action, suit or proceeding in the State of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Annex 1 or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania or the state courts of the State of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(c) Additional Agreements. The provisions of this Annex 1 are in addition, and do not supersede, the provisions of the Personal Services, Confidentiality and Inventions Agreement between you and VWR.

(d) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS LETTER AGREEMENT (INCLUDING VWR) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

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Annex 2—General Release

I, George Van Kula, in consideration of and subject to the performance by VWR Management Services LLC, a Delaware limited liability company (together with its affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of December 20, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that any payments or benefits paid or granted to me under the “Severance/Restrictive Covenants” section of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the “Severance/Restrictive Covenants” section of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or this Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

8.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON             ,             TO CONSIDER IT AND THE CHANGES MADE SINCE THE             ,             VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: